UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 13, 2011

VENTRUS BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35005	20-8729264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

99 Hudson Street, 5th Floor, New York, New York	10013
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(646) 706-5208

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act   (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On July 13, 2011, Ventrus Biosciences, Inc. entered into an underwriting agreement with Leerink Swann LLC and Lazard Capital Markets LLC, as representatives of the several underwriters named in Schedule A thereto, relating to an underwritten public offering of 4,500,000 shares of Ventrus’ common stock, par value $0.001 per share.  The price to the public is $10.00 per share, and the underwriters have agreed to purchase the shares from Ventrus pursuant to the underwriting agreement at a price of $9.40 per share.  Ventrus expects the net proceeds from the sale of the shares to be approximately $41.3 million, after underwriting and financial advisory fees and estimated offering expenses.  In addition, Ventrus has granted the underwriters a 30-day option to purchase up to an additional 675,000 shares of common stock to cover over-allotments.  Leerink Swann LLC and Lazard Capital Markets LLC are acting as joint book-running managers for the offering.  National Securities Corporation and Rodman & Renshaw, LLC are acting as co-managers.  The underwriting agreement contains customary representations, warranties and covenants.

The offering is being made pursuant to a prospectus dated July 13, 2011, filed as part of a registration statement on Form S-1 that Ventrus filed with the Securities and Exchange Commission on June 7, 2011, as amended, which became effective on July 13, 2011 (Registration Statement No. 333-174747). The closing of the offering is subject to the satisfaction of customary closing conditions contained in the underwriting agreement.  A copy of the underwriting agreement is attached as Exhibit 1.3 and is incorporated herein by reference.  The foregoing description of the underwriting agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 8.01. Other Events.

On July 14, 2011, Ventrus issued a press release announcing the pricing of the public offering described in Item 1.01 of this Current Report on Form 8-K.  A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

1.3	Underwriting Agreement, dated July 13, 2011, between Ventrus Biosciences, Inc. and Leerink Swann LLC and Lazard Capital Markets LLC, as representatives of the several underwriters.

99.1	Press release dated July 14, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENTRUS BIOSCIENCES, INC.

Date: July 14, 2011	By:	/s/ David J. Barrett
David J. Barrett, Chief Financial Officer